Mr. Michael C Shores
Chief Executive Officer
TXP Corporation
1299 Commerce Drive
Richardson, TX 75081

August 20, 2008

Mr. Mark Angelo
Yorkville Advisors, LLC
101 Hudson Street, Suite 3700
Jersey City, NJ 07302

Dear Mark:

This letter agreement (“Agreement”) confirms the understanding and agreement between TXP Corporation (“TXP”), a Nevada Corporation, Yorkville Advisors, LLC and YA Global Investments, LP (collectively, “Yorkville”).

Pursuant to our discussions at your offices on July 23, 2008, TXP is in advanced negotiations to consummate a merger with Cambridge Industries Group (“CIG”), a Cayman Islands and Hong Kong private concern with primary operations in Shanghai, China. As discussed, a merger with CIG may allow TXP to realize operational cost savings sufficient to take its loss-making ONT business to break-even, and potentially achieve long-term profitability. As a precondition to any merger, CIG has made it clear that TXP’s balance sheet must be “cleaned-up” and has specifically required that TXP redeem its outstanding convertible notes and debentures which have been issued by TXP to Yorkville and other term loans which have been issued by Yorkville to TXP (collectively, the “Debt”) and remove some or all of the dilutive overhang on its shares from Yorkville’s warrant position in TXP.

Upon the terms and conditions of this Agreement, TXP desires to repay a significant portion of the Debt and amend Yorkville’s warrants and Yorkville desires to accept such repayment and amendments to its warrants. TXP has negotiated an agreement to raise $15,000,000 in equity capital at a fixed valuation of not less than $0.10 per share, with a one-time reset based on an EBITDA milestone in the 4rth quarter of 2009 (the “Financing”), subject to consummation of the agreements with Yorkville set forth in this Agreement. Yorkville hereby consents to TXP’s consummating the Financing on terms substantially the same as described above provided that such Financing is closed within 100 days from the date hereof. Simultaneously upon the consummation of the Financing in accordance with the terms and time frame set forth above, the parties shall agree as follows:

1. The Transaction shall consist of six parts:

a.	TXP will redeem all outstanding Debt issued by Yorkville to TXP at par plus accrued interest as of the date of redemption, without a redemption premium, in two traunches as described below:

i.	TXP shall pay to Yorkville $7.5 million upon the closing of the Financing (the “Partial Redemption”).

ii.
The remaining principal plus accrued interest shall be exchange for a non-convertible 2-year term note with a 10% coupon; which shall be subordinate to the working capital financing describe in iv below.

iii.	Yorkville agrees to relinquish all warrant issuance rights tied to the redemption or retirement of any of its Debt instruments.

iv.	Yorkville agrees to accept the company’s continued use of its senior, secured working capital finance (A/R, A/P and Inventory).

b.
Yorkville will retain its existing 9,616,681 shares of TXP common stock (the “Existing Shares”) and accepts restriction on the future sale of the Existing Shares, effective upon receipt by Yorkville of the Partial Redemption, as follows:

i.	Yorkville agrees to limit its sales of the Existing Shares on a daily basis to no more than the number of shares equal to the trailing 60 day average daily volume of TXP’s common stock.

ii.	Notwithstanding the forgoing, Yorkville may sell portions of the Existing Shares in block trades of 500,000 shares or larger.

c.
Effective upon receipt by Yorkville of the Partial Redemption, Yorkville will relinquish 10,850,000 of its 20,850,000 warrants to purchase shares of TXP common stock for $0.20, which forfeited warrants will be cancelled by TXP upon their return. TXP will re-price the remaining 10,000,000 warrants to the lower of (i) $0.10 or (ii) same price as the lowest conversion price, conversion ratio, or exercise price of the securities issued in the Financing. Yorkville will permanently waive all remaining anti-dilution provisions on the remaining warrants, except that it shall be entitled to anti-dilution and reset provisions consistent with those contained in the securities issued in the Financing (such as a reset based on a 4th quarter 2009 EBITDA milestone) pursuant to which the exercise price of the warrants shall be reduced if the effective conversion price of such securities is reduced.

d.
Yorkville will relinquish all of its rights of first refusal on future financing transactions of TXP for any transactions or borrowing needs of TXP. Yorkville will retain a right of participation proportionate with its equity position in TXP on future financing rounds but will waive this right in the current round.

e.	Yorkville will relinquish all of its registration rights and rights to liquidated damages.

f.
Yorkville will vote any residual equity position in TXP following this agreement in support of the merger with CIG if recommended by management, unless Yorkville determines that voting in accordance with management’s recommendation would adversely affect the investment merits of owning the stock.

2.
In connection with that certain Common Stock Purchase Option (the “Option”) granted by Michael Shores to Yorkville, Yorkville agrees that, provided no event of default has occurred under the financing arrangements provided by Yorkville to TXP, Yorkville will refrain from exercising any shares underlying the Option for a period of 100 days from the date hereof (the “Expiration Date”). Provided that TXP completes the Financing on the terms set forth herein on or before the Expiration Date and repays at least $7,500,000 of its obligations owed to Yorkville, Yorkville shall return the Option to Mr. Shores, which Option will be cancelled, and simultaneously TXP shall issue to Yorkville 11,000,000 restricted shares of its common stock.

3.
Each party will pay its own costs and expenses incurred in carrying out the agreements set forth herein and Yorkville will not assess any fees on any of the individual elements of the agreements described in Paragraph 1(a) through 1(f).

4.
Effective upon the payment in full of all the Debt, the parties will release and hold harmless each other and all of their respective officers, directors and stockholders, from all claims, causes of action, demands, costs, expenses or other obligations (collectively, “Claims”) that any they may individually or collectively have as of the date hereof against each other and/or their respective officers, directors or stockholders.

5.
Yorkville and TXP agree to keep confidential all information whether oral or written pertaining to the agreements contemplated herein except for such information (a) that is already or becomes public through no breach of this provision, (b) that either company is required to disclose by applicable law, regulation, or legal process, or (c) that TXP and Yorkville mutually agree may be disclosed, provided however, TXP agrees that nothing herein shall limit the ability of Yorkville managed investment vehicles to engage in purchases and sales of TXP so long as the portfolio managers making the investment decisions for such investment vehicles have not received or been privy to the confidential information and Yorkville complies with its internal policies and procedures regarding the handling of confidential information in the normal course of its business.

6.
Yorkville has not waived, and except as set forth herein, is not by this Agreement waiving, any of its rights under the Debt and related documents and all agreements and obligations contained in such documents constitute binding obligations of TXP and are enforceable in accordance with their terms.

7.	The invalidity or unenforceability of any provision of this Agreement shall not invalidate this entire agreement.

8.	This Agreement may not be amended or modified except in writing signed by each of the parties.

9.
This agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey without giving effect to principles of conflicts of law. TXP and Yorkville hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New Jersey and of the United States District Courts located within the boarders of the State of New Jersey for any lawsuits, claims or other proceedings arising out of or relating to this agreement and agree not to commence any such lawsuit, claim or other proceeding arising out of or relating to this agreement except in such courts.

TXP and Yorkville hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, claim or other proceeding arising out of or relating to this agreement in the courts of the State of New Jersey or the United States District Courts located within the boarders of the State of New Jersey, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, claim or other proceeding brought in any such court has been brought in an inconvenient forum.

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Please confirm that the foregoing is in accordance with our understanding by signing and returning to us the enclosed duplicate of this letter.

AGREED AND ACCEPTED:

TXP CORPORATION

By:	/s/ Michael C. Shores
Michael C. Shores, CEO
Date: August 20, 2008

YORKVILLE ADVISORS, LLC On behalf of itself and as Investment Manager for YA Global Investments, L.P.
/s/ Mark Angelo
Mark Angelo, Portfolio Manager
Date: August 20, 2008